Exhibit 99(a)

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President, Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR THIRD QUARTER FISCAL 2016

Company Declares Regular Quarterly Cash Dividend of $0.07 Per Share

HIGH POINT, N.C. (March 1, 2016) ─ Culp, Inc. (NYSE: CFI) today reported financial and operating results for the third quarter and nine months ended January 31, 2016.

Fiscal 2016 Third Quarter Highlights

■
Net sales were $78.5 million, down 3.4 percent, with mattress fabric sales down 3.1 percent and upholstery fabric sales down 3.9 percent, compared with an exceptionally strong sales performance for both divisions in the third quarter last year.

■	Pre-tax income was $7.2 million, up 21 percent compared with $5.9 million in the third quarter of fiscal 2015.

■
Adjusted net income (non-GAAP) was $5.9 million, or $0.47 per diluted share, for the current quarter, compared with $5.0 million, or $0.40 per diluted share, for the prior year period.  (Adjusted net income is calculated using estimated cash income tax expense.  See the reconciliation to net income on page 7).

■	Net income (GAAP) was $4.9 million, or $0.39 per diluted share, compared with net income of $3.8 million, or $0.31 per diluted share, in the prior year period.

■	The company purchased 110,776 shares of Culp common stock, representing nearly 1.0 percent of outstanding shares, for $2.4 million at an average price of $23.79 per share.

■
The company’s financial position remained strong with cash and cash equivalents and short-term investments of $36.0 million, even after spending $19.6 million in dividends, capital expenditures, debt repayments and share repurchases through the first nine months of fiscal 2016.

Fiscal 2016 Year to Date Highlights

■
Year to date net sales were $235.6 million, up 1.9 percent from the same period a year ago, with mattress fabric sales up 4.5 percent and upholstery fabric sales down 1.7 percent over the same period a year ago.

■	Pre-tax income was $20.7 million, up 27 percent compared with $16.3 million for the same period last year.

■	Adjusted net income (non-GAAP) was $17.0 million, or $1.36 per diluted share, compared with $13.8 million, or $1.11 per diluted share, for the prior year period.

■	Net income (GAAP) was $13.3 million, or $1.07 per diluted share, compared with net income of $10.2 million, or $0.82 per diluted share, for the same period a year ago.

■	Consolidated return on capital was 32 percent, compared with 27 percent for the same period a year ago.

■	Capital expenditures for the year to date period totaled $7.7 million, almost all of which related to the mattress fabrics segment, compared with $8.2 million a year ago.

Guidance for Fourth Quarter and Fiscal 2016

■
The projection for the fourth quarter of fiscal 2016 is for overall sales to be comparable with the previous year’s fourth quarter. Pre-tax income for the fourth quarter of fiscal 2016 is expected to be in the range of $6.7 million to $7.2 million. Pre-tax income for the fourth quarter of fiscal 2015 was $6.7 million.

■	The projection for the full year is for overall sales to be slightly higher than last year.

■
Pre-tax income for the full year is expected to be $27.5 million to $28.0 million, compared with $23.0 million last fiscal year. The highest annual pre-tax income in the company’s history was the $23.0 million achieved last fiscal year.

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CFI Announces Results for Third Quarter Fiscal 2016

March 1, 2016

Overview

For the third quarter ended January 31, 2016, net sales were $78.5 million, a 3.4 percent decrease compared with $81.3 million a year ago. The company reported net income of $4.9 million, or $0.39 per diluted share, for the third quarter of fiscal 2016, compared with net income of $3.8 million, or $0.31 per diluted share, for the third quarter of fiscal 2015. Given the volatility in the income tax area during fiscal 2015 and previous years, the company is also reporting adjusted net income (non-GAAP), which is calculated using estimated cash income tax expense for its foreign subsidiaries. (A presentation of adjusted net income and reconciliation to net income is set forth on page 7). The company currently does not incur cash income tax expense in the U.S., nor does it expect to for a few more years, due to approximately $33 million in U.S. net operating loss carryforwards as of the end of fiscal 2015. For the third quarter of fiscal 2016, adjusted net income was $5.9 million, or $0.47 per diluted share, compared with $5.0 million, or $0.40 per diluted share, for the third quarter of fiscal 2015. On a pre-tax basis, the company reported income of $7.2 million compared with pre-tax income of $5.9 million for the third quarter of fiscal 2015.

Commenting on the results, Frank Saxon, president and chief executive officer of Culp, Inc., said, “We continued to drive improvement in our operating performance in the third quarter. While we have achieved higher overall year-over-year sales through the first nine months of fiscal 2016, we did experience a slight drop in the third quarter compared with the prior year period, which was an exceptionally strong sales performance for both businesses. We have remained focused on our top strategic priorities – to drive product innovation and creativity throughout our company and provide a product mix that meets the demands of our customers. Our efficient and flexible manufacturing platform supports this strategy, and we continue to make the right investments to improve our operating efficiencies and overall capacity. Overall, we have seen significant improvement in our profitability this fiscal year. Importantly, we also have the financial strength to support our growth strategy as well as provide added value to shareholders through dividends and share repurchases.”

Mattress Fabric Segment

Mattress fabric sales for the third quarter were $44.3 million, down 3.1 percent compared with $45.7 million for the third quarter of fiscal 2015, while year to date sales were up 4.5 percent.

“While our sales were slightly lower than last year for the third quarter, we have continued to deliver a consistent and strong operating performance in fiscal 2016,” said Iv Culp, president of Culp’s mattress fabrics division. “Our sales for the third quarter were affected by several factors, including a significant weather event at the end of the quarter, which affected our production and shipment schedules. In addition, we experienced a timing difference related to customer roll-outs of new product lines that typically occur in our third quarter as they did the previous year. We expect to recognize that business in the fourth quarter of fiscal 2016 following the Presidents Day holiday mattress promotional events. In spite of these factors, we continued to outpace the overall mattress industry growth, and we are pleased with our ability to respond to changing customer demand trends. Our mirrored manufacturing platform, technical expertise and expanded reactive capacity support our ability to meet this demand with excellent service and delivery performance.

“We are encouraged by the execution of our operating strategy as we continue to realize the benefits of our recent capital investments with increased capacity via newer, more efficient equipment, enhanced finishing capabilities and better overall throughput. As planned, we completed the initial phase of our expansion project in our Canadian location, and we plan to install additional new equipment and make other technological improvements throughout our manufacturing platform during the fourth quarter. These investments demonstrate Culp’s commitment to our customers, and we look forward to the opportunities to drive further operational improvement.

“Design and innovation remain our top priorities to meet customer style preferences and demand trends. As such, we are in the process of enhancing our design services and facilities to further our value proposition. Additionally, we had an excellent showing at the January Las Vegas bedding market, with strong placements, especially in the premium product lines. We are also pleased to see the continued contribution from our mattress cover business. With our complete array of innovative fabrics and mattress covers across all price points, Culp is well positioned for another solid performance in fiscal 2016,” Culp concluded.

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CFI Announces Results for Third Quarter Fiscal 2016

March 1, 2016

Upholstery Fabric Segment

Sales for this segment were $34.2 million for the third quarter, down 3.9 percent compared with sales of $35.6 million in the third quarter of fiscal 2015. Sales for the year to date period were down 1.7 percent.

“As expected, our sales for the third quarter were slightly lower compared with the same period last year, which was an exceptionally strong quarterly performance for upholstery fabric sales,” noted Boyd Chumbley, executive vice president of Culp’s upholstery fabrics division. “However, we achieved significant improvement in our operating income and margins for the third quarter compared with the prior year period. We continue to benefit from our strategic focus on product innovation and sales diversification. Our changing product mix resulted in greater operating efficiency and capacity utilization in our China cut and sew operation.

“Customer response has been very favorable to our creative designs and diverse range of innovative products. Our flexible global platform supports our marketing efforts and allows us to quickly respond to changing market trends and consumer style preferences. Sales of China produced fabrics accounted for 92 percent of upholstery fabric sales in the third quarter.

“While the short-term outlook is challenging given the current uncertainties in the global economy, we believe we are well positioned for the long-term. An improving U.S. housing market, low interest rates, higher employment rates and lower gasoline prices are all positive economic indicators that support higher consumer spending for home furnishings. As market conditions evolve, we expect to benefit from more favorable demand trends and look forward to the opportunities ahead,” added Chumbley.

Balance Sheet

“Our strong financial position continues to be an important advantage for Culp in fiscal 2016,” added Ken Bowling, chief financial officer of Culp. “As of January 31, 2016, we reported $36.0 million in cash equivalents and short-term investments, even after spending $19.6 million in dividends, capital expenditures, debt repayments and share repurchases through the first nine months of fiscal 2016. We have the financial strength to continue to make the strategic investments to support our growth strategy and return funds to our shareholders.”

Quarterly Dividend and Share Repurchase Program

During the third quarter of fiscal 2016, the company purchased 100,776 shares of Culp common stock, representing nearly one percent of outstanding shares, for $2.4 million at an average price of $23.79 per share, pursuant to the $5.0 million share repurchase program authorized by the Board of Directors in February 2014. This leaves approximately $1.9 million available for additional share repurchases.

Since June 2011, the company has returned a total of $39 million to shareholders in the form of regular quarterly and special dividends and share repurchases.

The company announced that its Board of Directors has approved the payment of a quarterly cash dividend of $0.07 per share. This compares with $0.06 per share paid for the same period last year, reflecting an increase of 17 percent. The dividend is to be paid on or about April 15, 2016, to shareholders of record as of the close of business on April 1, 2016. The $0.07 per share is an annual indicated dividend of $0.28 per share.

Outlook

Commenting on the outlook for the fourth quarter of fiscal 2016, Saxon remarked, “At this time, we expect overall sales to be comparable with the fourth quarter of last fiscal year, which was a strong quarter. For the year, we expect overall fiscal 2016 annual sales to be slightly higher than last year’s annual sales.

“We expect fourth quarter sales in our mattress fabric business to be comparable with the same period a year ago, which was up 10 percent compared to the prior year. Operating income and margins in this segment are expected to be flat to slightly lower than the same period last year.

“For the full fiscal year, we expect mattress fabric sales to be two to four percent higher than fiscal 2015, and operating income and margins are expected to be significantly higher than last fiscal year.

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CFI Announces Results for Third Quarter Fiscal 2016

March 1, 2016

“In our upholstery fabric business, we expect fourth quarter sales to be comparable with the previous year’s fourth quarter results. We believe the upholstery fabric segment’s operating income and margins will be moderately higher compared with the same quarter of last year.

“For the full fiscal year, we expect upholstery fabric sales to be comparable with last fiscal year.  Operating income and margins in this segment are expected to be substantially higher than last year.

“Considering these factors, the company expects to report pre-tax income for the fourth quarter in the range of $6.7 million to $7.2 million. Pre-tax income for last year’s fourth quarter was $6.7 million. For fiscal 2016 as a whole, we expect pre-tax income in the range of $27.5 million to $28.0 million, compared with $23.0 million last fiscal year, which was the highest level achieved in the company’s history.

“Looking at the full year, capital expenditures for fiscal 2016 are expected to be approximately $12.0 million, mostly related to expansion and efficiency improvement projects for mattress fabrics,” Saxon added. “Additionally, the company expects another good year of free cash flow, even with the anticipated high level of capital expenditures and modest growth in working capital.”

In closing, Saxon remarked, “We are pleased with our ability to consistently execute our strategy in fiscal 2016 with improved profitability in both businesses. We have maintained a strong competitive position with our creative designs, innovative product offerings, and a flexible and scalable global manufacturing platform that supports our ability to deliver these products. At the same time, we have continued to invest for the future to further enhance our operations and provide outstanding service to our global customer base. We look forward to the opportunities ahead for Culp. Above all, we are committed to outstanding performance for our customers as a financially stable and trusted source for innovative fabrics.”

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CFI Announces Results for Third Quarter Fiscal 2016

March 1, 2016

About the Company

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture.  The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers.  Culp has operations located in the United States, Canada and China.

This release contains “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties.  Further, forward looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, sales, profit margins, profitability, operating income, capital expenditures, income taxes, SG&A or other expenses, pre-tax income, earnings, cash flow, and other performance measures, as well as any statements regarding future economic or industry trends or future developments. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions.  Decreases in these economic indicators could have a negative effect on our business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely. Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products. Changes in the value of the U.S. dollar versus other currencies could affect our financial results because a significant portion of our operations are located outside the United States. Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places. Also, economic and political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets. Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, is included in Item 1A “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on July 17, 2015 for the fiscal year ended May 3, 2015. In addition, please note that the company is not responsible for changes made to this release by wire services, internet services, or other media.

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CFI Announces Results for Third Quarter Fiscal 2016

March 1, 2016

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended		Nine Months Ended
	January 31,	February 1,	January 31,	February 1,
	2016	2015	2016	2015

Net sales	$78,466,000	$81,269,000	$235,607,000	$231,320,000
Income before income taxes	$7,179,000	$5,922,000	$20,731,000	$16,270,000
Net income	$4,862,000	$3,812,000	$13,333,000	$10,157,000
Net income per share:
Basic	$0.39	$0.31	$1.08	$0.83
Diluted	$0.39	$0.31	$1.07	$0.82

Adjusted net income	$5,901,000	$5,016,000	$17,041,000	$13,781,000
Adjusted net income per share
Basic	$0.48	$0.41	$1.38	$1.13
Diluted	$0.47	$0.40	$1.36	$1.11

Average shares outstanding:
Basic	12,331,000	12,219,000	12,317,000	12,216,000
Diluted	12,486,000	12,417,000	12,488,000	12,410,000

Presentation of Adjusted Net Income and Adjusted Income Taxes (1)

	Three Months Ended		Nine Months Ended
	January 31,	February 1,	January 31,	February 1,
	2016	2015	2016	2015

Income before income taxes	$7,179,000	$5,922,000	$20,731,000	$16,270,000
Adjusted income taxes (2)	$1,278,000	$906,000	$3,690,000	$2,489,000
Adjusted net income	$5,901,000	$5,016,000	$17,041,000	$13,781,000

(1)
Culp, Inc. currently does not incur cash income tax expense in the U.S. due to its $33.3 million in net operating loss carryforwards as of May 3, 2015.  Adjusted net income is calculated using only estimated cash income tax expense for the company’s subsidiaries in Canada and China.

(2)
Represents estimated cash income tax expense for the company’s subsidiaries in Canada and China, calculated with a consolidated adjusted effective income tax rate of 17.8% for fiscal 2016 and 15.3% for fiscal 2015.

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CFI Announces Results for Third Quarter Fiscal 2016

March 1, 2016

Consolidated Adjusted Effective Income Tax Rate, Net Income and Earnings Per Share
For the Nine Months Ended January 31, 2016, and February 1, 2015
(Unaudited)
(Amounts in Thousands)

		NINE MONTHS ENDED

		Amounts
		January 31,	February 1,
		2016	2015

Consolidated Effective GAAP Income Tax Rate	(1)	35.7%	37.6%

Non-Cash U.S. Income Tax Expense		(17.9)%	(22.1)%

Non-Cash Foreign Income Tax Expense		0.0%	(0.2)%

Consolidated Adjusted Effective Income Tax Rate	(2)	17.8%	15.3%

	THREE MONTHS ENDED
	As reported		January 31, 2016	As reported		February 1, 2015
	January 31,		Proforma Net	February 1,		Proforma Net
	2016	Adjustments	of Adjustments	2015	Adjustments	of Adjustments

Income before income taxes	$7,179	$-	$7,179	$5,922		$5,922

Income taxes (3)	2,317	$(1,039)	1,278	2,110	$(1,204)	906
Net income	$4,862	$1,039	$5,901	$3,812	$1,204	$5,016

Net income per share-basic	$0.39	$0.08	$0.48	$0.31	$0.10	$0.41
Net income per share-diluted	$0.39	$0.08	$0.47	$0.31	$0.10	$0.40
Average shares outstanding-basic	12,331	12,331	12,331	12,219	12,219	12,219
Average shares outstanding-diluted	12,486	12,486	12,486	12,417	12,417	12,417

	NINE MONTHS ENDED
	As reported		January 31, 2016	As reported		February 1, 2015
	January 31,		Proforma Net	February 1,		Proforma Net
	2016	Adjustments	of Adjustments	2015	Adjustments	of Adjustments

Income before income taxes	$20,731	$-	$20,731	$16,270	$-	$16,270

Income taxes (3)	7,398	$(3,708)	3,690	6,113	$(3,624)	2,489
Net income	$13,333	$3,708	$17,041	$10,157	$3,624	$13,781

Net income per share-basic	$1.08	$0.30	$1.38	$0.83	$0.30	$1.13
Net income per share-diluted	$1.07	$0.30	$1.36	$0.82	$0.29	$1.11
Average shares outstanding-basic	12,317	12,317	12,317	12,216	12,216	12,216
Average shares outstanding-diluted	12,488	12,488	12,488	12,410	12,410	12,410

(1) Calculated by dividing consolidated income tax expense by consolidated income before income taxes.

(2) Represents estimated cash income tax expense for our subsidiaries located in Canada and China divided by consolidated income before income taxes.

(3) Proforma income taxes calculated using the Consolidated Adjusted Effective Income Tax Rate as reflected above.

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CFI Announces Results for Third Quarter Fiscal 2016

March 1, 2016

Reconciliation of Free Cash Flow
For the Nine Months Ended January 31, 2016, and February 1, 2015
(Unaudited)
(Amounts in thousands)

	Nine Months Ended	Nine Months Ended
	January 31, 2016	February 1, 2015

Net cash provided by operating activities	$15,876	$20,699
Minus: Capital Expenditures	(7,686)	(8,185)
Add: Proceeds from the sale of equipment	230	625
Add: Proceeds from life insurance policies	-	320
Minus: Payments on life insurance policies	(18)	(18)
Minus: Purchase of long-term investments	(1,268)	(1,298)
Add: Excess tax benefits related to stock-based compensation	822	110
Effect of exchange rate changes on cash and cash equivalents	289	(458)

Free Cash Flow	$8,245	$11,795

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CFI Announces Results for Third Quarter Fiscal 2016

March 1, 2016

Reconciliation of Return on Capital
For the Nine Months Ended January 31, 2016, and February 1, 2015
(Unaudited)
(Amounts in thousands)

	Nine Months Ended		Nine Months Ended
	January 31, 2016		February 1, 2015

Consolidated Income from Operations	$20,986		$16,222
Average Capital Employed (2)	88,275		81,065

Return on Average Capital Employed (1)	31.7%		26.7%

Average Capital Employed

	January 31, 2016	November 1, 2015	August 2, 2015	May 3, 2015

Total assets	$173,551	$168,947	$166,879	$171,300
Total liabilities	(48,477)	(45,972)	(48,154)	(51,873)

Subtotal	$125,074	$122,975	$118,725	$119,427
Less:
Cash and cash equivalents	(31,713)	(31,176)	(25,933)	(29,725)
Short-term investments	(4,259)	(6,320)	(6,336)	(10,004)
Long-term investments	(3,590)	(3,279)	(2,893)	(2,415)
Income taxes receivable	(23)	(75)	(142)	(229)
Deferred income taxes - non-current	(4,312)	(3,415)	(4,405)	(5,169)
Current maturities of long-term debt	-	-	2,200	2,200
Income taxes payable - current	622	305	392	325
Income taxes payable - long-term	3,480	3,655	3,634	3,792
Deferred income taxes - non-current	1,209	1,206	1,071	982
Deferred compensation	4,495	4,421	4,280	4,041
Total Capital Employed	$90,983	$88,297	$90,593	$83,225

Average Capital Employed (2)	$88,275

	February 1, 2015	November 2, 2014	August 3, 2014	April 27, 2014

Total assets	$165,358	$156,163	$154,218	$160,928
Total liabilities	(50,386)	(44,489)	(45,071)	(49,184)

Subtotal	$114,972	$111,674	$109,147	$111,744
Less:
Cash and cash equivalents	(28,772)	(28,953)	(24,665)	(29,303)
Short-term investments	(8,384)	(6,318)	(6,311)	(6,294)
Long-term investments	(2,063)	(1,911)	(1,749)	(765)
Income taxes receivable	(104)	-	(136)	(121)
Deferred income taxes - non-current	(5,020)	(6,200)	(7,182)	(8,263)
Current maturities of long-term debt	2,200	2,200	2,200	2,200
Line of credit	-	-	569	586
Income taxes payable - current	325	268	387	442
Income taxes payable - long-term	3,630	3,980	4,037	3,962
Deferred income taxes - non-current	927	896	1,019	1,006
Deferred compensation	3,934	3,794	3,632	2,644
Long-term debt, less current maturities	-	-	2,200	2,200
Total Capital Employed	$81,645	$79,430	$83,148	$80,038

Average Capital Employed (2)	$81,065

Notes:

(1) Return on average capital employed represents operating income for the nine month period ending January 31, 2016, or February 1, 2015, divided by three quarters times four quarters to arrive at an annualized value then divided by average capital employed. Average capital employed does not include cash and cash equivalents, short-term investments, long-term investments, long-term debt, including current maturities, line of credit, noncurrent deferred tax assets and liabilities, income taxes receivable and payable, and deferred compensation.

(2) Average capital employed used for the nine months ending January 31, 2016, was computed using the four quarterly periods ending January 31, 2016, November 1, 2015, August 2, 2015 and May 3, 2015.
Average capital employed used for the nine months ending February 1, 2015, was computed using the four quarterly periods ending February 1, 2015, November 2, 2014, August 3, 2014, and April 27, 2014.

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